Thomas J Peters, Geologist
Mineral Exploration, Evaluation and Development
Washington License #2002
11404 E. Laurel Rd
Elk, W A 99009

March 16, 2009

Mr. Eric Sauve, CEO
Grant Hartford Corporation
619 S.W. Higgins, Suite 0
Missoula, MT 59803

Dear Mr. Sauve:

I am the geologist who wrote and submitted the April 12,2007 geological report to Grant Hartford Corporation on the Geologic Examination for Gold Mining at the Garnet Area Gold Mining Property.

Grant Hartford Corporation has my full consent to use this report for any submission to the Securities Exchange Commission, or for any other legitimate purpose.

If I can be of further assistanc please feel free to contact me at (509) 672-7624.

With regards,

/s/Thomas J. Peters
Thomas J. Peters, Geologist

WA Geologist License #2002;
Bachelor of Science [Geology]
Master of Arts [Geology]